Exhibit 4.2
2004 LONG-TERM INCENTIVE PLAN
OF ENNIS, INC.
(As Amended and Restated Effective May 14, 2008)
RECITALS
ARTICLE I. ESTABLISHMENT AND PURPOSE
     1.1 Establishment. The Ennis Business Forms, Inc. 1998 Option and Restricted Stock Plan was originally approved by the Board of Directors of Ennis, Inc. (formerly known as Ennis Business Forms, Inc.), a Texas corporation, on March 2, 1998. In furtherance of the purposes of said plan and in order to amend said plan in certain respects, effective June 17, 2004, the Ennis Business Forms, Inc. 1998 Option and Restricted Stock Plan was amended and restated in its entirety and renamed the Ennis, Inc. 2004 Long-Term Incentive Plan (the “Plan”). Ennis now wishes to amend and restate the Plan in its entirety to (a) add provisions for the grant of Performance Awards, (b) allow net exercises of certain Options, (c) add provisions related to compliance with Code Section 409A and the regulations and other guidance thereunder, and (d) make certain other changes.
     1.2 Purpose. The purposes of the Plan are to attract able persons to enter the employ of the Company, to encourage Employees to remain in the employ of the Company and to provide motivation to Employees to put forth maximum efforts toward the continued growth, profitability and success of the Company, by providing incentives to such persons through the ownership and/or performance of the Common Stock of Ennis. A further purpose of the Plan is to provide a means through which the Company may attract able persons to become directors of Ennis and to encourage such persons to remain directors of Ennis, by providing such persons with incentive and reward opportunities. Toward these objectives, Awards may be granted under the Plan to Employees and Outside Directors on the terms and subject to the conditions set forth in the Plan.
     1.3 Effectiveness and Term. This amended and restated Plan shall become effective as of May 14, 2008 (the “Restatement Effective Date”), provided it is approved by the holders of at least a majority of the shares of Common Stock present or represented and entitled to vote at the 2008 annual meeting of the stockholders of Ennis duly held in accordance with applicable law. The Plan shall terminate upon the earlier of (a) the termination of the Plan by the Board or (b) April 15, 2014, the tenth anniversary of the date of the Plan’s adoption by the Board. The effective date of the Plan was June 17, 2004 (the “Effective Date”).
ARTICLE II. DEFINITIONS
     2.1 Affiliate. “Affiliate” means a “parent corporation” or a “subsidiary corporation” of Ennis, as those terms are defined in Section 424(e) and (f) of the Code.
     2.2 Award. “Award” means an award granted to a Participant in the form of an Option, Phantom Option, Restricted Stock, Restricted Unit, SAR, Performance Award or Other Incentive Award, whether granted singly, in combination or in tandem. All Awards shall be granted by, confirmed by, and subject to the terms of, an Award Agreement.
     2.3 Award Agreement. “Award Agreement” means a written agreement between Ennis and a Participant that sets forth the terms, conditions, restrictions and/or limitations applicable to an Award.

     2.4 Board. “Board” means the Board of Directors of Ennis.
     2.5 Cause. “Cause” means the termination of a Participant’s employment or service by reason of fraud, dishonesty, any unauthorized use or disclosure by the Participant of any confidential information or trade secrets of Ennis, or the performance of other acts detrimental to Ennis or an Affiliate, as determined by the Committee in its absolute discretion.
     2.6 Change of Control. A “Change of Control” shall be deemed to have taken place if one or more of the following occurs:
(a) Any entity or person, as that term is used in Section 13(d) and 14(d)(2) of the Exchange Act (other than a qualified benefit plan of Ennis or an Affiliate), becomes or is discovered to be a beneficial owner (as defined in Rule 13d-3 under the Exchange Act as in effect on the Effective Date) directly or indirectly of securities of Ennis representing 30% or more of the combined voting power of Ennis’ then outstanding securities (unless such person is already such a beneficial owner on the Effective Date);
(b) Individuals who, as of the Effective Date, constitute the Board cease for any reason to constitute at least a majority of the Board, unless any such change is approved by a unanimous vote of the Board in office immediately prior to such cessation;
(c) Ennis or its Affiliates shall (in a single transaction or a series of related transactions) issue shares, sell or purchase assets, engage in a merger or engage in any other transaction immediately after which securities of Ennis representing 50% or more of the combined voting power of the then outstanding securities of Ennis shall be ultimately owned by person(s) who shall not have owned such securities prior to such transaction or who shall be a party to such transaction;
(d) Ennis and its Affiliates shall sell or dispose of (in a single transaction or series of related transactions) business operations which generated a majority of the consolidated revenues (determined on the basis of Ennis’ four most recently completed fiscal quarters for which reports have been filed under the Exchange Act) of Ennis and its Affiliates immediately prior thereto;
(e) The Board shall approve the distribution to Ennis’ shareholders of all or substantially all of Ennis’ net assets or shall approve the dissolution of Ennis; or
(f) Any other transaction or series of related transactions occur which have substantially the effect of the transactions specified in any of the preceding provisions of this subsection.
     2.7 Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.
     2.8 Committee. “Committee” means (i) with respect to the application of this Plan to Employees, the Compensation Committee of the Board or such other committee of the Board as may be designated by the Board to administer the Plan, which committee shall consist of two or more non-employee directors, each of whom is both a “non-employee director” under Rule 16b-3 of the Exchange Act and an “outside director” under Section 162(m) of the Code, and (ii) with respect to the application of this Plan to an Outside Director, the Board. To the extent that no Committee exists that has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board. If for any reason the appointed Committee does not meet the requirements of Rule 16b-3 or Section 162(m) of the Code, such noncompliance with such requirements shall not affect the validity of Awards, grants, interpretations or other actions of the Committee.

     2.9 Common Stock. “Common Stock” means the common stock, $2.50 par value per share, of Ennis, or any stock or other securities hereafter issued or issuable in substitution or exchange for the Common Stock.
     2.10 Company. “Company” means Ennis and its Affiliates.
     2.11 DER. “DER” means a contingent right, granted in tandem with a specific Restricted Unit, to receive an amount in cash equal to the cash distributions made by the Company with respect to a share of Common Stock during the period such Restricted Unit is outstanding.
     2.12 Effective Date. “Effective Date” means the date this Plan became effective as provided in Section 1.3.
     2.13 Ennis. “Ennis” means Ennis, Inc. (formerly known as Ennis Business Forms, Inc.), a Texas corporation, or any successor thereto.
     2.14 Employee. “Employee” means an employee of Ennis or of an Affiliate of Ennis; provided, however, that the term “Employee” does not include an Outside Director or an individual performing services for Ennis or an Affiliate who is treated for tax purposes as an independent contractor at the time of performance of the services.
     2.15 Exchange Act. “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     2.16 Fair Market Value. “Fair Market Value” means (a) the closing price per share on a given date on the New York Stock Exchange or such other national securities exchange or market on which the Common Stock may be listed or traded on such date, as reported in The Wall Street Journal or such other source as the Committee may select, or if no shares of Common Stock were traded on such date, then on the next preceding date on which shares of Common Stock were traded, or (b) if the Common Stock is not listed or traded on a national securities exchange or market, such price as determined by the Committee in good faith and in accordance with applicable laws and regulations.
     2.17 Grant Date. “Grant Date” means the date an Award is granted by the Committee.
     2.18 Incentive Stock Option. “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422(b) of the Code.
     2.19 Nonqualified Stock Option. “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.
     2.20 Option. “Option” means an option to purchase shares of Common Stock granted to a Participant pursuant to Article VII. An Option may be either an Incentive Stock Option or a Nonqualified Stock Option, as determined by the Committee.
     2.21 Other Incentive Award. “Other Incentive Award” means an incentive award granted to a Participant pursuant to Article XIII.
     2.22 Outside Director. “Outside Director” means a “non-employee director” of the Company, as defined in Rule 16b-3.
     2.23 Participant. “Participant” means an Employee or Outside Director to whom an Award has been granted under the Plan.

     2.24 Performance Award. “Performance Award” means an Award granted to a Participant pursuant to Article XII to receive cash or Common Stock conditioned in whole or in part upon the satisfaction of specified performance criteria.
     2.25 Person. “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
     2.26 Phantom Option. “Phantom Option” means a fictional option granted to a Participant pursuant to Article VIII.
     2.27 Plan. “Plan” means this Ennis, Inc. 2004 Long-Term Incentive Plan, as in effect from time to time.
     2.28 Restatement Effective Date. “Restatement Effective Date” means the date this amended and restated Plan becomes effective as provided in Section 1.3.
     2.29 Restricted Period. “Restricted Period” means the period established by the Committee with respect to an Award of Restricted Stock or a Restricted Unit during which the Award remains subject to forfeiture and is not payable to the Participant.
     2.30 Restricted Stock. “Restricted Stock” means a share of Common Stock granted to a Participant pursuant to Article IX, which is subject to such restrictions as may be determined by the Committee. Restricted Stock shall constitute issued and outstanding shares of Common Stock for all corporate purposes.
     2.31 Restricted Unit. “Restricted Unit” means a fictional share of Common Stock granted to a Participant pursuant to Article X, which is subject to such restrictions as may be determined by the Committee.
     2.32 Rule 16b-3. “Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.
     2.33 SAR. “SAR” means a stock appreciation right granted to a Participant pursuant to Article XI.
     2.34 Superseded Plan. “Superseded Plan” means the Ennis Business Forms, Inc. 1998 Option and Restricted Stock Plan, as in effect prior to the Effective Date.
ARTICLE III. PLAN ADMINISTRATION
     3.1 Plan Administrator. The Plan shall be administered by the Committee. The Committee may delegate some or all of its power to the Chief Executive Officer or such other executive officer of the Company as the Committee deems appropriate; provided, that (i) the Committee may not delegate its power with regard to the grant of an Award to any person who is a “covered employee” within the meaning of Section 162(m) of the Code or who, in the Committee’s judgment, is likely to be a covered employee at any time during the period an Award to such employee would be outstanding, and (ii) the Committee may not delegate its power with regard to the selection for participation in the Plan of an officer or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an Award to such an officer or other person.

     3.2 Authority of Administrator. The Committee shall have total and exclusive responsibility to control, operate, manage and administer the Plan in accordance with its terms. The Committee shall have all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan. Without limiting the generality of the preceding sentence, the Committee shall have the exclusive right to: (i) interpret the Plan and the Award Agreements executed hereunder; (ii) determine eligibility for participation in the Plan; (iii) decide all questions concerning eligibility for, and the amount of, Awards granted under the Plan; (iv) construe any ambiguous provision of the Plan or any Award Agreement; (v) prescribe the form of the Award Agreements embodying Awards granted under the Plan; (vi) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement; (vii) issue administrative guidelines as an aid to administering the Plan and make changes in such guidelines as the Committee from time to time deems proper; (viii) make regulations for carrying out the Plan and make changes in such regulations as the Committee from time to time deems proper; (ix) determine whether Awards should be granted singly, in combination or in tandem; (x) to the extent permitted under the Plan, grant waivers of Plan terms, conditions, restrictions and limitations; (xi) accelerate the exercise, vesting or payment of an Award when such action or actions would be in the best interests of the Company; (xii) grant Awards in replacement of Awards previously granted under the Plan, the Superseded Plan or any other employee benefit plan of the Company; and (xiii) take any and all other actions the Committee deems necessary or advisable for the proper operation or administration of the Plan.
     3.3 Discretionary Authority. The Committee shall have full discretionary authority in all matters related to the discharge of its responsibilities and the exercise of its authority under the Plan, including, without limitation, its construction of the terms of the Plan and its determination of eligibility for participation and Awards under the Plan. The decisions of the Committee and its actions with respect to the Plan shall be final, conclusive and binding on all persons having or claiming to have any right or interest in or under the Plan, including Participants and their respective estates, beneficiaries and legal representatives.
     3.4 Liability; Indemnification. No member of the Committee nor any person to whom authority has been delegated, shall be personally liable for any action, interpretation or determination made in good faith with respect to the Plan or Awards granted hereunder, and each member of the Committee (or delegatee of the Committee) shall be fully indemnified and protected by Ennis with respect to any liability he or she may incur with respect to any such action, interpretation or determination, to the extent permitted by applicable law.
ARTICLE IV. SHARES SUBJECT TO THE PLAN
     4.1 Available Shares. Subject to adjustment as provided in Section 4.2, the maximum number of shares of Common Stock that shall be available for grant of Awards under the Plan shall not exceed the sum of (i) 500,000 shares of Common Stock; and (ii) 635,900, which is the number of authorized shares of Common Stock available for issuance under the Superseded Plan as of the Effective Date; and (iii) any shares of Common Stock that become available under this Plan, including with respect to Awards outstanding under the Superseded Plan as of the Effective Date, as a result of cancellation, termination, expiration, forfeiture or lapse of an Award or as otherwise provided in Section 4.3. The maximum number of shares of Common Stock for which Options, SARs, Restricted Stock and other Awards may be granted under the Plan to any one Participant during a calendar year is 100,000. The maximum aggregate number of shares that may be issued pursuant to Incentive Stock Options is 1,135,900. Shares of Common Stock issued pursuant to the Plan may be shares of original issuance or treasury shares or a combination of the foregoing, as the Committee, in its absolute discretion, shall from time to time determine.

     4.2 Adjustments for Recapitalizations and Reorganizations.
(a) The shares with respect to which Awards may be granted under the Plan are shares of Common Stock as presently constituted, but if, and whenever, prior to the expiration or satisfaction of an Award theretofore granted, Ennis shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock in the form of Ennis Common Stock without receipt of consideration by Ennis, the number of shares of Common Stock with respect to which such Award may thereafter be exercised or satisfied, as applicable, (i) in the event of an increase in the number of outstanding shares, shall be proportionately increased, and the exercise price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares, shall be proportionately reduced, and the exercise price per share shall be proportionately increased.
(b) If Ennis recapitalizes or otherwise changes its capital structure, thereafter upon any exercise or satisfaction, as applicable, of an Award theretofore granted the Participant shall be entitled to (or entitled to purchase, if applicable) under such Award, in lieu of the number of shares of Common Stock then covered by such Award, the number and class of shares of stock or other securities to which the Participant would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the Participant had been the holder of record of the number of shares of Common Stock then covered by such Award.
(c) In the event of changes in the outstanding Common Stock by reason of a reorganization, merger, consolidation, combination, separation (including a spin-off or other distribution of stock or property), exchange, or other relevant change in capitalization occurring after the date of grant of any Award and not otherwise provided for by this Section 4.2, any outstanding Awards and any Award Agreements evidencing such Awards shall be subject to adjustment by the Committee in its absolute discretion as to the number, price and kind of shares or other consideration subject to, and other terms of, such Awards to reflect such changes in the outstanding Common Stock.
(d) In the event of any changes in the outstanding Common Stock provided for in this Section 4.2, the aggregate number of shares available for grant of Awards under the Plan may be equitably adjusted by the Committee, whose determination shall be conclusive.
     4.3 Adjustments for Awards. The Committee shall have full discretion to determine the manner in which shares of Common Stock available for grant of Awards under the Plan are counted. Without limiting the discretion of the Committee under this Section 4.3, unless otherwise determined by the Committee, the following rules shall apply for the purpose of determining the number of shares of Common Stock available for grant of Awards under the Plan:
(a) Options and Restricted Stock. The grant of Options and Restricted Stock shall reduce the number of shares available for grant of Awards under the Plan by the number of shares subject to such Award.
(b) SARs, Phantom Options and Restricted Units. The grant of SARs shall not affect the number of shares available for grant of Awards under the Plan. The grant of Phantom Options or Restricted Units that may be paid or settled only for cash shall not affect the number of shares available for grant of Awards under the Plan. The grant of Phantom Options or Restricted Units that may be paid or settled (i) only in Common Stock or (ii) in either cash or Common Stock shall reduce the number of shares available for grant of Awards under the Plan by the number of shares subject to such an Award.

(c) Performance Awards and Other Incentive Awards. The grant of a Performance Award or Other Incentive Award in the form of Common Stock or that may be paid or settled (i) only in Common Stock or (ii) in either Common Stock or cash shall reduce the number of shares available for grant of Awards under the Plan by the number of shares subject to such an Award. The grant of a Performance Award or Other Incentive Award that may be paid or settled only for cash shall not affect the number of shares available for grant of Awards under the Plan.
(d) Termination. If any Award referred to in paragraphs (a), (b) and (c) above (other than an Award that may be paid or settled only for cash) is canceled or forfeited, or terminates, expires or lapses, for any reason (other than the termination of a Related Option (as defined in Section 11.1) upon exercise of its corresponding SARs), the shares then subject to such Award shall again be available for grant of Awards under the Plan.
(e) Payment of Exercise Price and Withholding Taxes. If previously acquired shares of Common Stock are used to pay the exercise price of an Award as contemplated by clause (ii)(A) or (ii)(B)(I) of Section 7.5(b), the number of shares available for grant of Awards under the Plan (other than Incentive Stock Options) shall be increased by the number of shares delivered as payment of such exercise price. If the exercise price of an Option is paid by the surrender of a portion of the shares with respect to which the Option is exercisable, as contemplated by clause (ii)(B)(II) of Section 7.5(b), the number of shares available for grant of Awards under the Plan shall be increased by the number of shares so surrendered as payment of such exercise price. If previously acquired shares of Common Stock are used to pay withholding taxes payable upon exercise, vesting or payment of an Award, or shares of Common Stock that would be acquired upon exercise, vesting or payment of an Award are withheld to pay withholding taxes payable upon exercise, vesting or payment of such Award as contemplated by Section 16.5, the number of shares available for grant of Awards under the Plan (other than Incentive Stock Options) shall be increased by the number of shares delivered or withheld as payment of such withholding taxes.
(f) Fractional Shares. If any such adjustment would result in a fractional security being (i) available under the Plan, such fractional security shall be disregarded or (ii) subject to an Award, Ennis shall pay the holder of such Award, in connection with the first vesting, exercise or settlement of such Award in whole or in part occurring after such adjustment, an amount in cash determined by multiplying (x) the fraction of such security (rounded to the nearest hundredth) by (y) the excess, if any, of the Fair Market Value on the vesting, exercise or settlement date over the exercise price, if any, of such Award.
ARTICLE V. ELIGIBILITY
     All Employees and Outside Directors are eligible to participate in the Plan. The Committee shall recommend, from time to time, Participants from those Employees and Outside Directors who, in the opinion of the Committee, can further the Plan’s purposes. Once a Participant is recommended for an Award by the Committee, the Committee shall determine the type and size of Award to be granted to the Participant and shall establish in the related Award Agreement the terms, conditions, restrictions and/or limitations applicable to the Award, in addition to those set forth in the Plan and the administrative rules and regulations, if any, established by the Committee.
ARTICLE VI. FORM OF AWARDS AND RESTRICTIONS
     6.1 Form of Awards. Awards may, at the Committee’s sole discretion, be granted under the Plan in the form of Options pursuant to Article VII, Phantom Options pursuant to Article VIII, Restricted

Stock pursuant to Article IX, Restricted Units pursuant to Article X, SARs pursuant to Article XI, Performance Awards pursuant to Article XII and Other Incentive Awards pursuant to Article XIII or a combination thereof. All Awards shall be subject to the terms, conditions, restrictions and limitations of the Plan. The Committee may, in its absolute discretion, subject any Award to such other terms, conditions, restrictions and/or limitations (including, but not limited to, the time and conditions of exercise, vesting or payment of an Award and restrictions on transferability of any shares of Common Stock issued or delivered pursuant to an Award), provided they are not inconsistent with the terms of the Plan. The Committee may, but is not required to, subject an Award to such conditions as it determines are necessary or appropriate to ensure than an Award constitutes “qualified performance based compensation” within the meaning of Section 162(m) of the Code and the regulations thereunder. Awards under a particular Article of the Plan need not be uniform, and Awards under more than one Article of the Plan may be combined into a single Award Agreement. Any combination of Awards may be granted at one time and on more than one occasion to the same Participant.
     6.2 No Repricing. Except for adjustments made pursuant to Section 4.2, no Award may be repriced, replaced, regranted through cancellation or modified without stockholder approval, if the effect would be to reduce the exercise price for the shares underlying such Award. In addition, the Committee may not cancel an outstanding Option that is under water for the purpose of granting a replacement Award of a different type.
     6.3 No Reload Rights. Options shall not contain any provision entitling the Participant to an automatic grant of additional Options in connection with any exercise of the original Option.
     6.4 Holding Period. With respect to Awards granted on or after the Restatement Effective Date, no Participant may sell, pledge or otherwise transfer more than the Specified Percentage of the shares of Common Stock issued to him or her upon exercise, vesting or other lapse of restriction periods, or satisfaction of performance goals under an Award until after the expiration of the Holding Period. For purposes of this Section, “Specified Percentage” means 50% or such other percentage as may be specified by the Committee, in its discretion, from time to time with respect to shares of Common Stock issued pursuant to Awards under the Plan or, with respect to shares of Common Stock issued pursuant to any individual Award, at the time such Award is granted; and “Holding Period” means a period of time, if any, established by the Committee, in its discretion, from time to time with respect to shares of Common Stock issued pursuant to Awards under the Plan or, with respect shares of Common Stock issued pursuant to any individual Award, at the time such Award is granted. Failure to meet, or in unique circumstances to show sustained progress toward meeting, any such holding requirement may result in a reduction in future Award grants under the Plan.
ARTICLE VII. OPTIONS
     7.1 General. Awards may be granted to Employees and Outside Directors in the form of Options. Options granted under the Plan may be Incentive Stock Options or Nonqualified Stock Options, or a combination of both; provided, however, that Incentive Stock Options may be granted only to Employees.
     7.2 Terms and Conditions of Options. An Option shall be exercisable in whole or in such installments and at such times as may be determined by the Committee. The price at which a share of Common Stock may be purchased upon exercise of a Nonqualified Stock Option shall be determined by the Committee, but such exercise price shall not be less than 85% of the Fair Market Value per share of Common Stock on the Grant Date. Except as otherwise provided in Section 7.3, the term of each Option shall be as specified by the Committee; provided, however, that, no Options shall be exercisable later than ten years from the Grant Date. Options may be granted with respect to Restricted Stock or shares of Common Stock that are not Restricted Stock, as determined by the Committee in its absolute discretion.

     7.3 Restrictions Relating to Incentive Stock Options. Options granted in the form of Incentive Stock Options shall, in addition to being subject to the terms and conditions of Section 7.2, comply with Section 422(b) of the Code. In addition, no Incentive Stock Option shall be exercisable after the expiration of ten years from the Grant Date. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of Ennis and its Affiliates exceeds $100,000, such excess Incentive Stock Options shall be treated as options which do not constitute Incentive Stock Options. The Committee shall determine, in accordance with the applicable provisions of the Code, which of a Participant’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Participant of such determination as soon as practicable after such determination. The price at which a share of Common Stock may be purchased upon exercise of an Incentive Stock Option shall be determined by the Committee, but such exercise price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the Grant Date. No Incentive Stock Option shall be granted to an Employee under the Plan if, at the time such Option is granted, such Employee owns stock possessing more than 10% of the total combined voting power of all classes of stock of Ennis or an Affiliate, within the meaning of Section 422(b)(6) of the Code, unless (i) on the Grant Date of such Option, the exercise price of such Option is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the Grant Date of the Option.
     7.4 Additional Terms and Conditions. The Committee may subject any Award of an Option to such other terms, conditions, restrictions and/or limitations as it determines are necessary or appropriate, provided they are not inconsistent with the Plan.
7.5 Exercise of Options.
(a) Subject to the terms and conditions of the Plan, Options shall be exercised by the delivery of a written notice of exercise to Ennis, setting forth the number of shares of Common Stock with respect to which the Option is to be exercised, accompanied by full payment for such shares.
(b) Upon exercise of an Option, the exercise price of the Option shall be payable to Ennis in full either: (i) in cash or an equivalent acceptable to the Committee, (ii) in the absolute discretion of the Committee and in accordance with any applicable administrative guidelines established by the Committee (A) with respect to Incentive Stock Options granted before the Restatement Effective Date, by tendering one or more previously acquired nonforfeitable, unrestricted shares of Common Stock that have been held by the Participant for at least six months having an aggregate Fair Market Value at the time of exercise equal to the total exercise price (including an actual or deemed multiple series of exchanges of such shares) or (B) with respect to Incentive Stock Options granted on or after the Restatement Effective Date and Nonqualified Stock Options granted at any time, (I) by tendering one or more previously acquired nonforfeitable, unrestricted shares of Common Stock having an aggregate Fair Market Value at the time of exercise equal to the total exercise price or (II) by surrendering a sufficient portion of the shares with respect to which the Option is exercised having an aggregate Fair Market Value at the time of exercise equal to the total exercise price; or (iii) in a combination of the forms of payment specified in clauses (i) and (ii) above.
(c) During such time as the Common Stock is registered under Section 12 of the Exchange Act, to the extent permissible under applicable law and Ennis’ governing documents, payment of the exercise price of an Option may also be made, in the absolute discretion of the Committee, by delivery to Ennis or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the shares with respect to which the Option is exercised and deliver the sale or margin loan proceeds directly to Ennis to pay the exercise price and any required withholding taxes.
(d) As soon as reasonably practicable after receipt of written notification of exercise of an Option and full payment of the exercise price and any required withholding taxes, Ennis shall (i) deliver to the Participant, in the Participant’s name or the name of the Participant’s designee, a stock certificate or certificates in an appropriate aggregate amount based upon the number of shares of Common Stock purchased under the Option or (ii) cause to be issued in the Participant’s name or the name of the Participant’s designee, in book-entry form, an appropriate number of shares of Common Stock based upon the number of shares purchased under the Option.
     7.6 Termination of Employment or Service. Each Award Agreement embodying the Award of an Option shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or service with the Company. Such provisions shall be determined by the Committee in its absolute discretion, need not be uniform among all Options granted under the Plan and may reflect distinctions based on the reasons for termination of employment or service. In the event a Participant’s Award Agreement embodying the award of an Option does not set forth such termination provisions, the following termination provisions shall apply with respect to such Award:
(a) Death or Disability. If the employment or service of a Participant shall terminate by reason of death or permanent and total disability (within the meaning of Section 22(e)(3) of the Code), each outstanding Option held by the Participant may be exercised, to the extent then vested, until the earlier of (i) the expiration of one year from the date of such termination of employment or service, or (ii) the expiration of the term of such Option.
(b) Other Termination. If the employment or service of a Participant shall terminate for any reason other than a reason set forth in paragraph (a) above or paragraph (c) below, whether on a voluntary or involuntary basis, each outstanding Option held by the Participant may be exercised, to the extent then vested, until the earlier of (i) the expiration of three months from the date of such termination of employment or service, or (ii) the expiration of the term of such Option.
(c) Termination for Cause. Notwithstanding paragraphs (a) and (b) above, if the employment or service of a Participant is terminated for Cause, all outstanding Options held by the Participant shall immediately be forfeited to the Company and no additional exercise period shall be allowed, regardless of the vested status of the Option.
ARTICLE VIII. PHANTOM OPTIONS
     8.1 General. Awards may be granted to Employees and Outside Directors in the form of Phantom Options. Phantom Options shall be awarded in such numbers and at such times as the Committee shall determine. All Phantom Options shall be evidenced by an Award Agreement as described in Section 8.2 below and any payment or settlement made upon exercise of a Phantom Option shall be made to the Participant in accordance with the terms and conditions set forth in the Award Agreement. Phantom Options shall not be granted in conjunction with an Option granted hereunder.
     8.2 Award of Phantom Options. Each Award Agreement embodying a Phantom Option granted pursuant to the Plan shall specify the strike price for each fictional share of Common Stock subject to the Phantom Option, the number of fictional shares subject to the Phantom Option being awarded, the manner and timing of the vesting of the Phantom Option and of payments or transfer of shares to the Participant under such Award and such other terms and conditions not inconsistent with the provisions of the Plan as may be approved by the Committee in its absolute discretion. The strike price of a Phantom Option shall be determined by the Committee, but such strike price shall not be less than 100% of the Fair Market Value per share of Common Stock on the Grant Date of the Phantom Option. The term of each Phantom Option shall be as specified by the Committee; provided, however, that unless otherwise designated by the Committee, no Phantom Option shall be exercisable later than ten years after the Grant Date of the Phantom Option. Except as otherwise provided in an applicable Award Agreement, Participants holding Phantom Options shall not be entitled to any dividends, rights upon liquidation or other rights of a holder of shares of Common Stock.
     8.3 Exercise. Subject to the terms and conditions of the Plan, Phantom Options shall be exercised by the delivery of a written notice of exercise to Ennis, setting forth the number of fictional shares with respect to which the Phantom Option is to be exercised. Subject to the terms and conditions of this Plan and the applicable Award Agreement, upon exercise each fictional share subject to a Phantom Option entitles the Participant holding such Phantom Option to receive the amount, if any, by which the Fair Market Value as of the date of exercise exceeds the strike price, payable in one or a combination of the following forms, as determined by the Committee in its absolute discretion: (i) a cash payment or (ii) a whole number of shares of Common Stock (with cash payable in lieu of fractional shares).
     8.4 Termination of Employment or Service. Upon a Participant’s termination of employment or service with the Company for any reason other than for Cause, the vested portion of such Participant’s Phantom Option shall be deemed to be exercised pursuant to Section 8.3 above and the unvested portion of such Phantom Option shall immediately be forfeited to Ennis. If the employment or service of a Participant shall be terminated for Cause, all outstanding Phantom Options held by the Participant shall immediately be forfeited to Ennis, regardless of the vested status of such Phantom Options.
ARTICLE IX. RESTRICTED STOCK
     9.1 General. Awards may be granted to Employees and Outside Directors in the form of Restricted Stock. Restricted Stock shall be awarded in such numbers and at such times as the Committee shall determine. The Committee shall impose such terms, conditions and restrictions on Restricted Stock as it may deem advisable, including without limitation providing for vesting upon the achievement of specified performance goals pursuant to a Performance Award and restrictions under applicable Federal or state securities laws.
     9.2 Restriction Period. At the time an Award of Restricted Stock is granted, the Committee shall establish a period of time (the “Restriction Period”) applicable to such Restricted Stock. Each Award of Restricted Stock may have a different Restriction Period, in the discretion of the Committee. The Restriction Period applicable to a particular Award of Restricted Stock shall not be changed except as permitted by Article IV or Section 9.3 of this Article.
     9.3 Other Terms and Conditions. Restricted Stock awarded to a Participant under the Plan shall be represented by a stock certificate registered in the name of the Participant or, at the option of Ennis, in the name of a nominee of Ennis, and shall be issued in book-entry form or represented by a stock certificate. Subject to the terms and conditions of the Award Agreement, a Participant to whom Restricted Stock has been awarded shall have the right to receive dividends thereon during the Restriction Period, to vote the Restricted Stock and to enjoy all other stockholder rights with respect thereto, except that (i) the Participant shall not be entitled to possession of the stock certificate, if any, representing the Restricted Stock until the Restriction Period shall have expired, (ii) Ennis shall retain custody of the Restricted Stock during the Restriction Period, (iii) the Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Restricted Stock during the Restriction Period, and (iv) a breach of the terms and conditions established by the Committee pursuant to the Award of the Restricted Stock shall cause a forfeiture of the Restricted Stock. At the time of an Award of Restricted Stock, the Committee may, in its absolute discretion, prescribe additional terms, conditions, restrictions and/or limitations applicable to the Restricted Stock, including, but not limited to, rules pertaining to the termination of employment or service (by reason of death, permanent and total disability, or otherwise) of a Participant prior to expiration of the Restriction Period.
     9.4 Payment for Restricted Stock. A Participant shall not be required to make any payment for Restricted Stock awarded to the Participant, except to the extent otherwise required by the Committee or by applicable law.
     9.5 Miscellaneous. Nothing in this Article shall prohibit the exchange of shares of Restricted Stock issued under the Plan pursuant to a plan of reorganization for stock or securities of Ennis or another corporation that is a party to the reorganization, but the stock or securities so received for shares of Restricted Stock shall, except as provided in Article IV or XIV, become subject to the restrictions applicable to the Award of such Restricted Stock. Any shares of stock received as a result of a stock split or stock dividend with respect to shares of Restricted Stock shall also become subject to the restrictions applicable to the Award of such Restricted Stock.
ARTICLE X. RESTRICTED LIMITS
     10.1 General. Awards may be granted to Employees and Outside Directors in the form of Restricted Units.
     10.2 Terms and Conditions. The Committee shall determine the number of Restricted Units to be granted to a Participant, the conditions under which the Restricted Units may become vested or forfeited, which may include, without limitation, the accelerated vesting upon the achievement of specified performance goals, and such other terms and conditions as the Committee may establish with respect to such Awards, including whether DERs are granted with respect to such Restricted Units. Upon the lapse of restrictions with respect to each Restricted Unit, the Participant shall be entitled to receive from the Company one share of Common Stock or an amount of cash equal to the Fair Market Value of one share of Common Stock, as determined by the Committee in its discretion.
     10.3 DERs. To the extent provided by the Committee, in its discretion, a grant of Restricted Units may include a tandem DER grant, which may provide that such DERs shall be paid directly to the Participant, be credited to a bookkeeping account (with or without interest in the discretion of the Committee) subject to the same vesting restrictions as the tandem Award, or be subject to such other provisions or restrictions as determined by the Committee in its discretion.
     10.4 Forfeiture. Except as otherwise provided in the terms of a Restricted Unit grant, upon termination of a Participant’s employment or service with the Company and its Affiliates for any reason prior to the lapse of restrictions related to a Restricted Unit, such Restricted Unit shall be forfeited by the Participant. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Restricted Units.
ARTICLE XI. SARs
     11.1 General. The Committee may from time to time grant SARs in conjunction with all or any portion of any Option (the “Related Option”) either (i) at the time of the initial Option grant (not including any subsequent modification that may be treated as a new grant of an Incentive Stock Option for purposes of Section 424(h) of the Code) or (ii) with respect to Nonqualified Stock Options, at any time after the initial Option grant while the Nonqualified Stock Option is still outstanding. SARs shall not be granted other than in conjunction with an Option granted hereunder.

     11.2 Terms and Conditions. SARs granted hereunder shall comply with the following conditions and also with the terms of the Award Agreement governing the Related Option:
(a) The SAR shall expire no later than the expiration of the Related Option.
(b) Upon the exercise of an SAR, the Participant shall be entitled to receive from Ennis or the appropriate Affiliate an amount in cash equal to the excess of the aggregate Fair Market Value of the shares of Common Stock with respect to which the SAR is then being exercised (determined as of the date of such exercise) over the aggregate purchase price of such shares as provided in the Related Option.
(c) SARs shall be exercisable (i) only at such time or times and only to the extent that the Related Option shall be exercisable, (ii) only when the Fair Market Value of the shares subject to the Related Option exceeds the purchase price of the shares as provided in the Related Option, and (iii) only upon surrender of the Related Option or any portion thereof with respect to the shares for which the SARs are then being exercised.
(d) Upon the exercise of an SAR, the Related Option shall be deemed to have been terminated to the extent of the number of shares of Common Stock with respect to which such SARs are exercised. Upon the exercise or termination of the Related Option, the SARs with respect to such Related Option shall be deemed to have been terminated to the extent of the number of shares of Common Stock with respect to which the Related Option was so exercised or terminated.
     11.3 Exercise of SARs. Each exercise of SARs, or a portion thereof, shall be evidenced by a notice in writing to Ennis.
ARTICLE XII. PERFORMANCE AWARDS
     12.1 General. Awards may be granted in the form of Performance Awards that may be payable in the form of cash, shares of Common Stock or a combination of both, in such amounts and at such times as the Committee shall determine. Performance Awards shall be conditioned upon the level of achievement of one or more stated performance goals over a specified performance period that shall not be shorter than one year. Performance Awards may be combined with other Awards to impose performance criteria as part of the terms of such other Awards, in which event such other Awards will be subject to all of the provisions of this Article XII.
     12.2 Terms and Conditions. Each Award Agreement embodying a Performance Award shall set forth (a) the amount, including a target and maximum amount if applicable, a Participant may earn in the form of cash or shares of Common Stock or a formula for determining such amount, (b) the performance criteria and level of achievement versus such criteria that shall determine the amount payable or number of shares of Common Stock to be granted, issued, retained and/or vested, (c) the performance period over which performance is to be measured, (d) the timing of any payments to be made, (e) restrictions on the transferability of the Award and (f) such other terms and conditions as the Committee may determine that are not inconsistent with the Plan.
     12.3 Code Section 162(m) Requirements. The Committee shall determine in its sole discretion whether all or any portion of a Performance Award shall be intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code (the “162(m) Requirements”). The performance criteria for any Performance Award that is intended to satisfy the 162(m) Requirements shall be established in writing by the Committee based on one or more performance goals as set forth in Section 12.4 no later than the earlier to occur of (a) 90 days after the commencement of the period of service to which the performance goal relates and (b) the lapse of 25% of the period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is still substantially uncertain. The maximum amount that may be paid in cash pursuant to Performance Awards granted to a Participant with respect to any fiscal year of Ennis that are intended to satisfy the 162(m) Requirements is $3,000,000; provided, however, that such maximum amount with respect to a Performance Award that provides for a performance period longer than one fiscal year shall be the foregoing limit multiplied by the number of full fiscal years in the performance period. At the time of the grant of a Performance Award and to the extent permitted under Code Section 162(m) and regulations thereunder for a Performance Award intended to satisfy the 162(m) Requirements, the Committee may provide for the manner in which the performance goals will be measured in light of specified corporate transactions, extraordinary events, accounting changes and other similar occurrences.
     12.4 Performance Goals. The performance measure(s) to be used for purposes of Performance Awards may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company, any operating unit or division of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use comparisons relating to capital, shareholders’ equity and/or shares outstanding, or to assets or net assets, may be described in terms of objectives that are related to the individual Participant or objectives that are Company-wide or related to a subsidiary, division, department, region, function or business unit of the Company in which the Participant is employed or with respect to which the Participant performs services, and may consist of one or more or any combination of the following criteria: (a) earnings before interest, taxes, depreciation and/or amortization; (b) operating income (pre-tax or after-tax), operating margin or operating profit; (c) operating efficiencies; (d) return on equity, sales, assets or net assets, capital, capital employed, or investment; (e) net income; (f) net earnings or book value per share; (g) net earnings per share growth; (h) customer satisfaction; (i) debt/capitalization ratio; (j) cash flow(s); (k) total sales or revenues or sales or revenues per employee; (l) sales growth; (m) production; (n) stock price or total shareholder return; (o) dividends; (p) revenue; (q) economic value added; and/or (r) strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures, or any combination thereof. Unless otherwise stated, such a performance goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). In interpreting Plan provisions applicable to performance goals for any Performance Award that is intended to satisfy the 162(m) Requirements, it is the intent of the Plan to conform with the standards of Section 162 (m) of the Code and Treasury Regulation § 1.162 27(e)(2)(i), and the Committee in establishing such goals and interpreting the Plan shall be guided by such provisions.
12.5 Certification and Negative Discretion; Payment.
(a) Prior to the payment of any compensation pursuant to a Performance Award that is intended to satisfy the 162(m) Requirements, the Committee shall certify the extent to which the performance goals and other material terms of the Award have been achieved or satisfied. The Committee in its sole discretion shall have the authority to reduce, but not to increase, the amount payable and the number of shares to be granted, issued, retained or vested pursuant to a Performance Award.
(b) Except as provided in Article XIV or as otherwise specified in writing by the Committee, a Participant must be employed by the Company on the last day of the performance period to be entitled to payment under a Performance Award. Payment of a Performance Award will be made to the Participant within 2 1/2 months following the conclusion of the Fiscal Year in which the performance period ends upon the conditions that (a) the performance goal or goals specified in the relevant Award Agreement have been achieved and (b) the Committee has reviewed and approved payment of the Award.
ARTICLE XIII. OTHER INCENTIVE AWARDS
     Subject to the terms and provisions of the Plan, Other Incentive Awards may be granted to Employees and Outside Directors in such amounts, upon such terms and at any time and from time to time as shall be determined by the Committee in its absolute discretion. Other Incentive Awards may be granted based upon, payable in or otherwise related to, in whole or in part, shares of Common Stock if the Committee, in its absolute discretion, determines that such Other Incentive Awards are consistent with the purposes of the Plan. Each grant of an Other Incentive Award shall be evidenced by an Award Agreement that shall specify the amount of the Other Incentive Award and the terms, conditions, restrictions and/or limitations applicable to such Award. Payment of Other Incentive Awards shall be made at such times and in such form, which may be cash, shares of Common Stock or other property (or a combination thereof), as established by the Committee, subject to the terms of the Plan.
ARTICLE XIV. CHANGE OF CONTROL
     Immediately prior to a Change of Control, all Awards shall automatically vest and become payable or exercisable, as the case may be, in full. In this regard, all restriction periods shall terminate and all performance criteria, if any, shall be deemed to have been achieved at the maximum level. To the extent that an Option, Phantom Option or SAR is not exercised upon a Change of Control, the Committee may, in its discretion, cancel any such Award and pay to the Participant an amount in cash equal to the excess, if any, of the aggregate Fair Market Value of the shares (or fictional shares) of Common Stock subject to the Award as of the date of the Change of Control over the aggregate purchase or strike price thereunder, or provide for a replacement Award with respect to such property and on such terms as it deems appropriate. Notwithstanding the foregoing, with respect to any Award that consists of deferred compensation within the meaning of Code Section 409A and the regulations and other guidance thereunder, in the event of a Change of Control that does not satisfy the requirements for a change in the ownership or effective control of Ennis or a change in the ownership of a substantial portion of the assets of Ennis within the meaning of Code Section 409A and the regulations and other guidance thereunder, then delivery of payment with respect to such Award as provided herein shall be made upon the earliest of (a) the Participant’s “separation from service” (as defined by Ennis in accordance with Code Section 409A and the regulations and other guidance thereunder), (b) the Participant’s becoming disabled (within the meaning of Code Section 409A (a)(2)(C)), (c) the Participant’s death or (d) a Change of Control that does satisfy the requirements for a change in the ownership or effective control of Ennis or a change in the ownership of a substantial portion of the assets of Ennis within the meaning of Code Section 409A and the regulations and other guidance thereunder; provided, however, that payment on account of separation from service may be subject to delay as provided in Section 16.8(b).
ARTICLE XV. AMENDMENT AND TERMINATION
     15.1 Plan Amendment and Termination. The Board may at any time suspend, terminate, amend or modify the Plan, in whole or in part; provided, however, that no amendment or modification of the Plan shall become effective without the approval of such amendment or modification by the stockholders of Ennis (i) if such amendment or modification increases the maximum number of shares subject to the Plan (except as provided in Article IV) or changes the designation or class of persons eligible to receive Awards under the Plan, or (ii) if counsel for Ennis determines that such approval is otherwise required by or necessary to comply with applicable law or the listing requirements of the New York Stock Exchange or such other exchange or market on which the Common Stock is then listed or quoted. Upon termination of the Plan, the terms and provisions of the Plan shall, notwithstanding such termination, continue to apply to Awards granted prior to such termination. No suspension, termination, amendment or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the consent of the Participant (or the Permitted Transferee) holding such Award.
     15.2 Award Amendment and Cancellation. The Committee may amend the terms of any outstanding Award granted pursuant to this Plan, but no such amendment shall adversely affect in any material way the Participant’s (or a Permitted Transferee’s) rights under an outstanding Award without the consent of the Participant (or the Permitted Transferee) holding such Award. The Committee may, with a Participant’s (or a Permitted Transferee’s) written consent, cancel any outstanding Award (including an award made under the Superseded Plan) held by such Participant (or Permitted Transferee) in exchange for a new Award. Notwithstanding the foregoing, the Committee may amend, without the consent of the Participant (or any Permitted Transferee) holding the Award, any Award Agreement to be exempt from Code Section 409A or to comply with the requirements of Code Section 409A or to modify any provision that causes an Award that is intended to be classified as an “equity instrument” under FAS 123R (or any other applicable accounting standard) to be classified as a liability on Ennis’ financial statements.
ARTICLE XVI. MISCELLANEOUS
     16.1 Award Agreements. After the Committee grants an Award under the Plan to a Participant, Ennis and the Participant shall enter into an Award Agreement setting forth the terms, conditions, restrictions and/or limitations applicable to the Award and such other matters as the Committee may determine to be appropriate. The terms and provisions of the respective Award Agreements need not be identical. All Award Agreements shall be subject to the provisions of the Plan, and in the event of any conflict between an Award Agreement and the Plan, the terms of the Plan shall govern. Any provision of this Plan to the contrary notwithstanding, all Options granted under the Superseded Plan shall be subject to the provisions of the Superseded Plan, and in the event of any conflict between the terms of an Award Agreement granted under the Superseded Plan and the Superseded Plan, the terms of the Superseded Plan shall govern.
16.2 Listing Conditions.
(a) As long as the Common Stock is listed on a national securities exchange or market or system sponsored by a national securities association, the issuance of any shares of Common Stock pursuant to an Award shall be conditioned upon such shares being listed on such exchange or system. Ennis shall have no obligation to issue such shares unless and until such shares are so listed, and the right to exercise any Option or other Award with respect to such shares shall be suspended until such listing has been effected.
(b) If at any time counsel to Ennis or its Affiliates shall be of the opinion that any sale or delivery of shares of Common Stock pursuant to an Award is or may in the circumstances be unlawful or result in the imposition of excise taxes on Ennis or its Affiliates under the statutes, rules or regulations of any applicable jurisdiction, Ennis or its Affiliates shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act of 1933, as amended, or otherwise, with respect to shares of Common Stock or Awards, and the right to exercise any Option or other Award shall be suspended until, in the opinion of said counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on Ennis or its Affiliates.
(c) Upon termination of any period of suspension under this Section, any Award affected by such suspension which shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares which would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Award.
     16.3 Additional Conditions. Notwithstanding anything in the Plan to the contrary: (i) Ennis may, if it shall determine it necessary or desirable for any reason, at the time of grant of any Award or the issuance of any shares of Common Stock pursuant to any Award, require the recipient of the Award or such shares of Common Stock, as a condition to the receipt thereof, to deliver to Ennis a written representation of present intention to acquire the Award or such shares of Common Stock for his or her own account for investment and not for distribution; (ii) the certificate for shares of Common Stock issued to a Participant may include any legend which the Committee deems appropriate to reflect any restrictions on transfer; and (iii) all certificates for shares of Common Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the SEC, any stock exchange or market upon which the Common Stock is then listed or quoted, any applicable federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.
16.4 Transferability.
(a) All Awards granted to a Participant shall be exercisable during his or her lifetime only by such Participant, or if applicable, a Permitted Transferee as provided in subsection c) of this Section; provided, however, that in the event of a Participant’s legal incapacity, an Award may be exercised by his guardian or legal representative. When a Participant dies, the personal representative, beneficiary, or other person entitled to succeed to the rights of the Participant may acquire the rights under an Award. Any such successor must furnish proof satisfactory to Ennis of the successor’s entitlement to receive the rights under an Award under the Participant’s will or under the applicable laws of descent and distribution.
(b) Except as otherwise provided in this Section, no Award shall be subject to execution, attachment or similar process, and no Award may be sold, transferred, pledged, exchanged, hypothecated or otherwise disposed of, other than by will or pursuant to the applicable laws of descent and distribution. Any attempted sale, transfer, pledge, exchange, hypothecation or other disposition of an Award not specifically permitted by the Plan or the Award Agreement shall be null and void and without effect.
(c) If provided in the Award Agreement, Nonqualified Stock Options may be transferred by a Participant to a Permitted Transferee. For purposes of the Plan, “Permitted Transferee” means (i) a member of a Participant’s immediate family, (ii) any person sharing the Participant’s household (other than a tenant or an employee of the Participant), (iii) trusts in which one or more of the persons listed in (i) or (ii) above have more than 50% of the beneficial interests, (iv) a foundation in which the Participant or one or more of persons listed in (i) or (ii) above control the management of assets, (v) any other entity in which the Participant or one or more of the persons listed in (i) or (ii) above own more than 50% of the voting interests, provided that in the case of the preceding clauses (i) through (v), any such transfer is made as a bona gift or pursuant to a domestic relations order and no consideration is provided for the transfer, and (vi) any transferee permitted under tax laws and the instructions to the Form S-8 registration statement (or any successor form), as the same may be amended from time to time, as determined by counsel to

Ennis. In determining whether a person is a “Permitted Transferee,” immediate family members shall include a Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships.
(d) Incident to a Participant’s divorce, the Participant may request that Ennis agree to observe the terms of a domestic relations order which may or may not be part of a qualified domestic relations order (as defined in Code Section 414(p)) with respect to all or a part of one or more Awards made to the Participant under the Plan. Ennis’ decision regarding such a request shall be made by the Committee, in its sole and absolute discretion, based upon the best interests of Ennis. The Committee’s decision need not be uniform among Participants. As a condition of participation, a Participant agrees to hold Ennis harmless from any claim that may arise out of Ennis’ observance of the terms of any such domestic relations order.
     16.5 Withholding Taxes. The Company shall be entitled to deduct from any payment made under the Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment, may require the Participant to pay to the Company such withholding taxes prior to and as a condition of the making of any payment or the issuance or delivery of any shares of Common Stock under the Plan, and shall be entitled to deduct from any other compensation payable to the Participant any withholding obligations with respect to Awards under the Plan. In accordance with any applicable administrative guidelines it establishes, the Committee may allow a Participant to pay the amount of taxes required by law to be withheld from or with respect to an Award by (i) withholding shares of Common Stock from any payment of Common Stock due as a result of such Award, or (ii) permitting the Participant to deliver to the Company previously acquired shares of Common Stock, in each case having an aggregate Fair Market Value equal to the amount of such required withholding taxes. No payment shall be made and no shares of Common Stock shall be issued pursuant to any Award unless and until the applicable tax withholding obligations have been satisfied.
     16.6 No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award granted hereunder, and except as otherwise provided herein, no payment or other adjustment shall be made in respect of any such fractional share.
     16.7 Notices. All notices required or permitted to be given or made under the Plan or any Award Agreement shall be in writing and shall be deemed to have been duly given or made if (i) delivered personally, (ii) transmitted by first class registered or certified United States mail, postage prepaid, return receipt requested, (iii) sent by prepaid overnight courier service, or (iv) sent by telecopy or facsimile transmission, with confirmation receipt, to the person who is to receive it at the address that such person has theretofore specified by written notice delivered in accordance herewith. Such notices shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (ii) if mailed, upon the earlier of five days after deposit in the mail or the date of delivery as shown by the return receipt therefor, or (iii) if sent by telecopy or facsimile transmission, when the answer back is received. Ennis or a Participant may change, at any time and from time to time, by written notice to the other, the address that it or such Participant had theretofore specified for receiving notices. Until such address is changed in accordance herewith, notices hereunder or under an Award Agreement shall be delivered or sent (i) to a Participant at his or her address as set forth in the records of the Company or (ii) to Ennis at the principal executive offices of Ennis clearly marked “Attention: LTIP Administrator.”

     16.8 Compliance with Law and Stock Exchange or Market Requirements; IRC Section 409A Six Month Delay in Payment.
(a) In addition, it is the intent of Ennis that Options designated Incentive Stock Options comply with the applicable provisions of Section 422 of the Code, and that Awards intended to constitute “qualified performance-based awards” comply with the applicable provisions of Section 162(m) of the Code and that any deferral of the receipt of the payment of cash or the delivery of shares of Common Stock that the Committee may permit or require, and all Awards either be exempt from Code Section 409A or, if not exempt, comply with the requirements of Code Section 409A. To the extent that any legal requirement of Section 16 of the Exchange Act or Sections 422, 162(m) or 409A of the Code as set forth in the Plan ceases to be required under Section 16 of the Exchange Act or Sections 422, 162(m) or 409A of the Code, that Plan provision shall cease to apply. Any provision of this Plan to the contrary notwithstanding, the Committee may revoke any Award if it is contrary to law, governmental regulation or stock exchange or market requirements or modify an Award to bring it into compliance with any applicable law, government regulation or stock exchange or market requirements. The Committee may agree to limit its authority under this Section.
(b) Any provision of the Plan to the contrary notwithstanding, if an Award provides for a deferral of compensation under Code Section 409A and the regulations and other guidance thereunder and the Participant is a “specified employee” (as defined by Ennis in accordance with Code Section 409A and the regulations and other guidance thereunder) as of the date of his or her “separation from service” (as defined by Ennis in accordance with Code Section 409A and the regulations and other guidance thereunder), no payment of the Award on account of the Participant’s separation from service will be made before the date that is six months after the Participant’s separation from service (or, if earlier than the end of the six-month period, the date of the Participant’s death). In such case, any payment that would be made within such six-month period will be accumulated and paid in a single lump sum on the earliest business day that complies with the requirements of Code Section 409A and the regulations and other guidance thereunder.
     16.9 Binding Effect. The obligations of Ennis under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of Ennis, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of Ennis. The terms and conditions of the Plan shall be binding upon each Participant and his or her heirs, legatees, distributees and legal representatives.
     16.10 Severability. If any provision of the Plan or any Award Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan or such agreement, as the case may be, but such provision shall be fully severable and the Plan or such agreement, as the case may be, shall be construed and enforced as if the illegal or invalid provision had never been included herein or therein.
     16.11 No Restriction of Corporate Action. Nothing contained in the Plan shall be construed to prevent Ennis or any Affiliate from taking any corporate action (including any corporate action to suspend, terminate, amend or modify the Plan) that is deemed by Ennis or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Awards made or to be made under the Plan. No Participant or other person shall have any claim against Ennis or any Affiliate as a result of such action.

     16.12 Governing Law. The Plan shall be governed by and construed in accordance with the internal laws (and not the principles relating to conflicts of laws) of the State of Texas except as superseded by applicable federal law.
     16.13 No Right, Title or Interest in Company Assets. No Participant shall have any rights as a stockholder of Ennis as a result of participation in the Plan until the date of issuance of Common Stock in his name and, in the case of Restricted Stock, unless and until such rights are granted to the Participant pursuant to the Plan. To the extent any person acquires a right to receive payments from the Company under the Plan, such rights shall be no greater than the rights of an unsecured general creditor of the Company, and such person shall not have any rights in or against any specific assets of the Company. All of the Awards granted under the Plan shall be unfunded.
     16.14 Risk of Participation. Nothing contained in the Plan shall be construed either as a guarantee by Ennis or its Affiliates, or their respective stockholders, directors, officers or employees, of the value of any assets of the Plan or as an agreement by Ennis or its Affiliates, or their respective stockholders, directors, officers or employees, to indemnify anyone for any losses, damages, costs or expenses resulting from participation in the Plan.
     16.15 No Guarantee of Tax Consequences. No person connected with the Plan in any capacity, including, but not limited to, Ennis and the Affiliates and their respective directors, officers, agents and employees, makes any representation, commitment or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to any Awards or payments thereunder made to or for the benefit of a Participant under the Plan or that such tax treatment will apply to or be available to a Participant on account of participation in the Plan.
     16.16 Continued Employment or Service. Nothing contained in the Plan or in any Award Agreement shall confer upon any Participant the right to continue in the employ or service of the Company, or interfere in any way with the rights of the Company to terminate a Participant’s employment or service at any time, with or without cause.
     16.17 Miscellaneous. Headings are given to the articles and sections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction of the Plan or any provisions hereof. The use of the masculine gender shall also include within its meaning the feminine. Wherever the context of the Plan dictates, the use of the singular shall also include within its meaning the plural, and vice versa.
     IN WITNESS WHEREOF, this Plan has been executed on this 26 day of June 2008 to be effective as of the Restatement Effective Date.

ENNIS, INC.
/s/ Keith Walters
By: Keith Walters, President and CEO